Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150981 on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated June 28, 2012 appearing in this Annual Report on Form 11-K of Peapack-Gladstone Bank Employees’ Savings and Investment Plan for the year ended December 31, 2011.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey

June 28, 2012

15.